FIXED INTEREST ONLY NOTE

                                   TIAA Appl. #IL-735
                                   M - 000460400

                       PROMISSORY NOTE

$75,000,000.00                          Fairview Heights, IL

                                        Dated:_March 11, 1999_

          FOR VALUE RECEIVED, ST. CLAIR SQUARE LIMITED PARTNERSHIP ("Borrower"), an Illinois limited partnership having its principal place of business at c/o CBL & Associates Properties, Inc., One Park Place, 6148 Lee Highway, Suite 300, Chattanooga, TN 37421-6511, promises to pay to TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA ("Lender"), a New York corporation, or order, at Lender's offices at 730 Third Avenue, New York, New York 10017 or at such other place as Lender designates in writing, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000.00) (the principal sum or so much of the principal sum as may be advanced and outstanding from time to time, the "Principal"), in lawful money of the United States of America, with interest on the Principal from the date of this Promissory Note (this "Note") through and including the first day of the 121st calendar month immediately following the date hereof (the "Maturity Date") at the fixed rate of seven percent (7%) per annum (the "Fixed Interest Rate").

          This Note is secured by, among other things, the Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Filing Statement (the "Mortgage") dated the date of this Note made by Borrower for the benefit of Lender as security for the Loan. All capitalized terms not expressly defined in this Note will have the definitions set forth in the Mortgage.
     Section 1.  Payments of Principal and Fixed Interest.

     (a)  Borrower will make monthly installment payments ("Debt
Service Payments") as follows:

          (i) On the first day of the first calendar month immediately following the date hereof (hereinafter called the "First Payment Date"), a payment of accrued interest on the Principal at the Fixed Interest Rate; and

          (ii) On the first day of the second calendar month immediately following the date hereof and on the first day of each succeeding calendar month through and including the first day of the 120th calendar month immediately following the date hereof, payments in the amount of Five Hundred Thirty Thousand Eighty-Four and 40/100ths Dollars ($530,084.40), each of which will be applied first to accrued interest on the Principal at the Fixed Interest Rate and then to the Principal (each such payment being hereinafter called a "Regular Monthly Payment").

     (b) On the Maturity Date, Borrower will pay the Principal in full together with accrued interest at the Fixed Interest Rate and all other amounts due under the Loan Documents.

     Section 2.  Prepayment Provisions.

     (a)  The following definitions apply:

"Discount Rate" means the yield on a U.S. Treasury issue selected by Lender, as published in The Wall Street Journal four days prior to prepayment, having a maturity date corresponding (or most closely corresponding, if not identical) to the Maturity Date, and, if applicable, a coupon rate corresponding (or most closely corresponding, if not identical) to the Fixed Interest Rate.

"Default Discount Rate" means the Discount Rate less 300 basis points.

"Discounted Value" means the Discounted Value of a Note Payment based on the following formula:

                   NP
            (1 + R/12)n  =    Discounted Value

                    NP   =    Amount of Note Payment


                    R    =    Discount Rate or Default Discount Rate as
                              the case may be.

                    n    =    The number of months between the date of
                              prepayment and the scheduled date of the Note Payment being discounted rounded to the nearest integer.

"Note Payments" means (i) the scheduled Debt Service Payments for the period from the date of prepayment through the Maturity Date and (ii) the scheduled repayment of Principal, if any, on the Maturity Date.

"Prepayment Date Principal" means the Principal on the date of prepayment.

     (b) Except as provided in (c) below, this Note may not be prepaid in full or in part before the first day of the sixty-first (61st) calendar month immediately following the date hereof. Commencing on the first day of the sixty-first (61st) calendar month immediately following the date hereof, provided there is no Event of Default then existing and not cured, Borrower may prepay this Note in full, but not in part, on the first day of any calendar month, upon 60 days prior notice to Lender and upon payment in full of the Debt which will include a payment (the "Prepayment Premium") equal to the greater of (i) an amount equal to the product of 1% times the Prepayment Date Principal and (ii) the amount by which the sum of the Discounted Values of Note Payments, calculated at the Discount Rate, exceeds the Prepayment Date Principal. Provided there is no Event of Default then existing and not cured, this Note may be prepaid in full without payment of the Prepayment Premium during the last 120 days of the Term. This Note may not be prepaid without simultaneous prepayment in full of any other notes secured by the Loan Documents.

     (c) Notwithstanding clause (b) above, one time only, on the first day of any calendar month prior to the thirteenth (13th) calendar month immediately following the date hereof, Borrower may prepay the Principal in part, in an amount not greater than $25,000,000, upon not less than 30 days prior written notice to Lender, provided i) simultaneously with the prepayment, a transfer described in paragraph 12.2(b)(i) of the Mortgage shall occur, which transfer shall (A) be the first transfer made under paragraph 12.2(b)(i) of the Mortgage (and not a second or subsequent transfer under that paragraph) and (B) be a transfer of at least 15% of the partnership interest in Borrower; and ii) Borrower shall simultaneously pay a prepayment premium equal to 2% of the portion of the Principal that is prepaid. Any payments made by Borrower to Lender under this clause (c) at a time when any interest or other sums are due from Borrower to Lender under this Note or under any other Loan Document shall be applied first to the payment of such interest and other sums and second to prepayment of the Principal. From and after the first day of the first calendar month following any such partial prepayment (which day is hereinafter called the "Adjustment Date"), the amount of each Regular Monthly Payment payable under this Note shall be adjusted to equal the amount that, if paid on the first day of every calendar month from the Adjustment Date to and including the twenty-fifth (25th) anniversary of the First Payment Date and applied first to accrued interest at the Fixed Interest Rate and then to amortization of the Principal, would result in repayment of the Principal in full on that twenty-fifth (25th) anniversary. Borrower shall make that adjusted Regular Monthly Payment from and after the Adjustment Date. The hypothetical amortization of the Principal on the twenty-fifth (25th) anniversary of the First Payment Date is for the purpose only of computing the adjusted Regular Monthly Payment; nothing herein shall abrogate or limit Borrower's obligation to repay the Principal, all accrued interest thereon, and all other sums due hereunder, under the Mortgage and under the other Loan Documents on the Maturity Date.

     (d) After an Acceleration or upon any other prepayment not permitted by the Loan Documents, any tender of payment of the amount necessary to satisfy the Debt accelerated, any judgment of foreclosure, any statement of the amount due at the time of foreclosure (including foreclosure by power of sale) and any tender of payment made during any redemption period after foreclosure, will include a payment (the "Evasion Premium") equal to the greater of (i) an amount equal to the product of 1% plus 300 basis points times the Prepayment Date Principal, and (ii) the amount by which the sum of the Discounted Values of the Note Payments, calculated at the Default Discount Rate, exceeds the Prepayment Date Principal.

     (e)  Borrower acknowledges that:

          (i)  a prepayment will cause damage to Lender;

          (ii) the Evasion Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid;

          (iii) it will be extremely difficult and impractical to ascertain the extent of Lender's damages caused by a prepayment after an Event of Default or any other prepayment not permitted by the Loan Documents; and

          (iv) the Evasion Premium represents Lender and Borrower's reasonable estimate of Lender's damages for the prepayment and is not a penalty.

     Section 3.  Events of Default:


     (a)  It is an "Event of Default" under this Note:

          (i) if Borrower fails to pay any amount due, as and when required, under this Note or any other Loan Document and the failure continues for a period of 5 days (except that, on the first three occasions during the Term in which Borrower fails to pay any such amount and the failure continues for such 5 day period, an Event of Default shall not be deemed to occur unless Borrower fails to pay the amount due within 5 days after notice of the failure; after the third such occasion, an Event of Default shall be deemed to occur if the failure to pay the amount due continues for a period of 5 days whether or not notice is provided to the Borrower); or

          (ii) if an Event of Default occurs under any other Loan Document.

     (b) If an Event of Default occurs, Lender may declare all or any portion of the Debt immediately due and payable ("Acceleration") and exercise any of the other Remedies.

     Section 4. Default Rate. Interest on the Principal will accrue at the Default Interest Rate from the date an Event of Default occurs.

     Section 5.  Late Charges.

     (a) If Borrower fails to pay any Debt Service Payment when due or fails to pay any amount due under the Loan Documents on the Maturity Date (in either event, without giving consideration to any grace period contained in the Loan Documents), Borrower agrees to pay to Lender an amount (a "Late Charge") equal to five cents ($.05) for each one dollar ($1.00) of the delinquent payment.

     (b)  Borrower acknowledges that:

          (i)   a delinquent payment will cause damage to Lender;

          (ii) the Late Charge is intended to compensate Lender for loss of use of the delinquent payment and the expense incurred and time and effort associated with recovering the delinquent payment;

          (iii) it will be extremely difficult and impractical to ascertain the extent of Lender's damages caused by the delinquency; and

          (iv) the Late Charge represents Lender and Borrower's reasonable estimate of Lender's damages from the delinquency and is not a penalty.

     Section 6.  Limitation of Liability.   This Note is subject to the
limitations on liability set forth in the Article of the Mortgage entitled "Limitation of Liability".

     Section 7.  WAIVERS.   IN ADDITION TO THE WAIVERS SET FORTH IN THE
ARTICLE OF THE MORTGAGE ENTITLED "WAIVERS", BORROWER WAIVES PRESENTMENT FOR PAYMENT, DEMAND, DISHONOR AND, EXCEPT AS EXPRESSLY SET FORTH IN THE LOAN DOCUMENTS, NOTICE OF ANY OF THE FOREGOING. BORROWER FURTHER WAIVES ANY PROTEST, LACK OF DILIGENCE OR DELAY IN COLLECTION OF THE DEBT OR ENFORCEMENT OF THE LOAN DOCUMENTS. BORROWER AND ALL INDORSERS, SURETIES AND GUARANTORS OF THE OBLIGATIONS CONSENT TO ANY EXTENSIONS OF TIME, RENEWALS, WAIVERS AND MODIFICATIONS THAT LENDER MAY GRANT WITH RESPECT TO THE OBLIGATIONS AND TO THE RELEASE OF ANY SECURITY FOR THIS NOTE AND AGREE THAT ADDITIONAL MAKERS MAY BECOME PARTIES TO THIS NOTE AND ADDITIONAL INDORSERS, GUARANTORS OR SURETIES MAY BE ADDED WITHOUT NOTICE AND WITHOUT AFFECTING THE LIABILITY OF THE ORIGINAL MAKER OR ANY ORIGINAL INDORSER, SURETY OR GUARANTOR.


     Section 8. Commercial Loan. The Loan is made for the purpose of carrying on a business or commercial activity or acquiring real or personal property as an investment or carrying on an investment activity and not for personal or household purposes.

     Section 9. Usury Limitations. Borrower and Lender intend to comply with all Laws with respect to the charging and receiving of interest. Any amounts charged or received by Lender for the use or forbearance of the Principal to the extent permitted by Law, will be amortized and spread throughout the Term until payment in full so that the rate or amount of interest charged or received by Lender on account the Principal does not exceed the Maximum Interest Rate. If any amount charged or received under the Loan Documents that is deemed to be interest is determined to be in excess of the amount permitted to be charged or received at the Maximum Interest Rate, the excess will be deemed to be a prepayment of Principal when paid, without premium, and any portion of the excess not capable of being so applied will be refunded to Borrower. If during the Term the Maximum Interest Rate, if any, is eliminated, then for purposes of the Loan, there will be no Maximum Interest Rate.

     Section 10. Applicable Law. This Note is governed by and will be construed in accordance with the Laws of the State or Commonwealth in which the Property is located, without regard to conflict of law provisions.

     Section 11. Time of the Essence. Time is of the essence with respect to the payment and performance of the Obligations.

     Section 12. Cross-Default. A default under any other note now or hereafter secured by the Loan Documents or under any loan document related to such other note constitutes a default under this Note and under the other Loan Documents. When the default under the other note constitutes an Event of Default under that note or the related loan document, an Event of Default also will exist under this Note and the other Loan Documents.

     Section 13. Construction. Unless expressly provided otherwise in this Note, this Note will be construed in accordance with the Exhibit attached to the Mortgage entitled "Rules of Construction".

     Section 14.  Mortgage Provisions Incorporated.   To the extent not
otherwise set forth in this Note, the provisions of the Articles of the Mortgage entitled "Expenses and Duty to Defend", "Waivers", "Notices", and "Miscellaneous" are applicable to this Note and deemed incorporated by reference as if set forth at length in this Note.

     Section 15. Joint and Several Liability; Successors and Assigns. If Maker consists of more than one entity, the obligations and liabilities of each such entity will be joint and several. This Note binds Borrower and successors, assigns, heirs, administrators, executors, agents and representatives and inures to the benefit of Lender and its successors, assigns, heirs, administrators, executors, agents and representatives.

     Section 16. Absolute Obligation. Except for the Section of this Note entitled "Limitation of Liability", no reference in this Note to the other Loan Documents and no other provision of this Note or of the other Loan Documents will impair or alter the obligation of Borrower, which is absolute and unconditional, to pay the Principal, interest at the Fixed Interest Rate and any other amounts due and payable under this Note, as and when required.

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first set forth above.


                              ST. CLAIR SQUARE LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By: St. Clair Square, GP, Inc.,
                                  a general partner

                                        /s/ John N. Foy
                                  By:_________________________

                                  Name:_John N. Foy__________
                                  Title:_Vice Chairman _____